  Medical Resources, Inc., and Subsidiaries

  Exhibit 11.   Computation of Shares Used for Earnings Per Share Calculation


                                                Years Ended December 31,
  ________________________________________________________________________________
                                             1996            1995           1994
  ________________________________________________________________________________
  PRIMARY EARNINGS PER SHARE INFORMATION:


  Net income (loss) per consolidated
    statements of operations                $7,254,208      $1,690,224  $(1,994,347)
                                            ==========      ==========  ===========


Weighted average number of
    outstanding shares                      11,363,273       7,730,000    7,097,500
  Add:  Incremental shares issuable
        on conversion of outstanding
        warrants and exercise of
        stock options                          306,376          55,000          ---

        Incremental shares issuable on
        conversion of Convertible
        Subordinated Debentures                    ---             ---          ---
                                            ----------       ---------    ---------

  Weighted average number of shares
    used to compute primary earnings
    per share                               11,669,649       7,785,000    7,097,500
                                            ----------       ---------    ---------

  Primary Earnings Per Share:
  ---------------------------
  Primary net income (loss) per share            $ .62           $ .22        $(.28)
                                            ----------       ---------    ---------

  Medical Resources, Inc., and Subsidiaries

  Exhibit 11.   Computation of Shares Used for Earnings Per Share Calculation

                                                          Years Ended December 31,
-------------------------------------------------------------------------------------
                                                       1996        1995        1994
-------------------------------------------------------------------------------------
  FULLY DILUTED EARNINGS PER SHARE INFORMATION:

Net income (loss) per consolidated
  statements of operations                         $ 7,254,208  $1,690,224  $(1,994,347)
Add:  Interest savings from proceeds
      of conversion of outstanding
      convertible debentures,
      net of minority
      interest and taxes                               299,154         ---          ---
Net income (loss) used to compute fully            -----------  ----------  -----------
  diluted earnings per share                       $ 7,553,362  $1,690,224  $(1,994,347)
                                                   -----------  ----------  -----------

Weighted average number of
  outstanding shares                                11,363,273   7,730,000    7,097,500
Add:  Incremental shares issuable
      on conversion of outstanding
      warrants and exercise of
      stock options                                    637,508      55,000          ---

      Incremental shares issuable on
      conversion of Convertible
      Subordinated Debentures                          902,129         ---          ---
Weighted average number of shares                  -----------  ----------  -----------
  used to compute fully diluted
  earnings per share                                12,902,910   7,785,000    7,097,500
                                                   -----------  ----------  -----------

Fully Diluted Earnings Per Share:
---------------------------------
Fully diluted net income (loss)
  per share                                              $ .59       $ .22        $(.28)
                                                   -----------  ----------  -----------
